WCM Investment Management

Code of Ethics

WCM Investment Management 281 Brooks Street Laguna Beach, CA 92651 949.380.0200 www.WCMInvest.com

WCM Investment Management Code of Ethics

Table of Contents

I.	Statement of Business Ethics of WCM Investment Management (“WCM”)	3

II.	Regulatory Background	3

III.	Annual Acknowledgements	4

IV.	General Standards of Conduct and WCM Procedures	4

V.	General Standards of Conduct in Dealing with Clients and Prospective Clients	6

VI.	Protection of Material, Nonpublic and Other Confidential Information and Prevention of Insider Trading and Tipping	7

VII.	Rules Governing Personal Securities Transactions by WCM Employees	11

VIII.	Protection of Confidential Information Concerning Client Recommendations, Advice, or Trading and “Chinese Wall” Procedures	17

IX.	Monitoring Compliance with Insider Trading and Tipping Policies and Procedures and Effectiveness of “Chinese Wall” Procedures	18

Annual Acknowledgement by Employee of Code of Ethics of WCM Investment Management

WCM Investment Management Code of Ethics

I. Statement of Business Ethics of WCM Investment Management (“WCM”)

WCM is committed to maintaining the highest legal and ethical standards in the conduct of our business. We have built our reputation on client trust and confidence in our professional abilities and our integrity. As fiduciaries, we place our clients’ interests above our own. Meeting this commitment is the responsibility of WCM and each and every one of our employees.

II. Regulatory Background

WCM is registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”) and has made notice filings only with the State of California and all other states listed on Attachment 2 found in the Compliance Manual. In conducting WCM’s investment advisory business, WCM and its personnel must comply at all times with the provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the rules under the Advisers Act and applicable provisions and rules under the laws of the various states where WCM does business or has clients. In addition, when managing accounts of employee benefit plans subject to Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Individual Retirement Accounts, WCM must comply with all applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended, and the rules under those laws.

In addition to the specific regulatory requirements that apply to WCM’s business as an investment adviser, WCM and its personnel are subject to the broad anti-fraud provisions of the federal securities laws. Under these provisions, WCM and its employees are prohibited from: (i) employing any device, scheme, or artifice to defraud a client; (ii) making any untrue statement of a material fact to a client or omitting to state a material fact necessary to make the statement made, in light of the circumstances under which they are made, not misleading; (iii) engaging in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client; or (iv) engaging in any manipulative act or practice with respect to a client.

As a registered investment adviser, WCM and its employees also have fiduciary and other obligations to clients. WCM’s fiduciary duties to its clients require, among other things, that WCM: (i) render disinterested and impartial advice; (ii) make suitable recommendations to clients in light of their needs, financial circumstances and investment objectives; (iii) exercise a high degree of care to ensure that adequate and accurate representations and other information about securities are presented to clients; (iv) have an adequate basis in fact for any and all recommendations, representations and forecasts; (v) refrain from actions or transactions that conflict with interests of any client, unless the conflict has first been disclosed to the client and the client has (or may be considered to have) waived the conflict; and (vi) treat all clients fairly and equitably.

A breach of any of the above duties or obligations may, depending on the circumstances, expose WCM, its supervisory personnel and any employee involved to SEC and state disciplinary actions and to potential criminal and civil liability, as well as subject the employee to WCM sanctions up to and including termination of employment.

WCM Investment Management Code of Ethics

All employees are required to promptly report violations of the Code of Ethics to the Chief Compliance Officer.

III. Annual Acknowledgements

The Acknowledgment Statement requests information about whether the employee signing the Statement has been subject to any disciplinary event, that is, a criminal, civil and/or regulatory action by a U.S. or foreign court, military court or regulatory or self-regulatory body, including but not limited to, the SEC and the Commodity Futures Trading Commission, and certain other events that WCM would be required to report to the SEC in response to Item 11 of Part I, Form ADV (reference WCM’s Form ADV). The employment of any person who is subject to such a reportable disciplinary event might, absent appropriate disclosures or specific relief from the SEC, tarnish WCM’s reputation, jeopardize business relationships and opportunities for both WCM and its personnel or expose WCM itself to potential disciplinary sanctions or disqualifications. Accordingly, an employee must notify the Chief Compliance Officer immediately if he or she becomes aware of anything that could result in a change in any of this information. Failure to accurately complete the Statement or to notify the Chief Compliance Officer of changes to information relating to disciplinary actions may subject an employee to disciplinary action or be grounds for dismissal.

IV. General Standards of Conduct and WCM Procedures

A.	Use of WCM Funds or Property.

WCM’s policy is to require each employee to respect the funds and property belonging to WCM, to limit the personal use of such funds or property, and to prohibit questionable or unethical disposition of WCM funds or property.

1.            Personal Use of WCM Funds or Property. No employee may take or permit any other employee to take for his personal use any funds or property belonging to WCM. Misappropriation of funds or property is theft and, in addition to subjecting an employee to possible criminal and civil penalties, will result in WCM disciplinary action up to and including dismissal.

2.            Payments to Others. No WCM funds or property may be used for any unlawful or unethical purpose, nor may any employee attempt to purchase privileges or special benefits through payment of bribes, kickbacks, or any other form of “payoff.” Gifts of substantial value (anything over $250 per year) to, or inappropriate entertainment of, any person who does business with WCM are prohibited without the prior approval of the Chief Compliance Officer. Customary and normal courtesies in conformance with the standards of the industry are allowable except where prohibited by applicable laws or rules. Particular care and good judgment is required when dealing with federal, state or local government officials to avoid inadvertent violations of government ethics rules.

WCM Investment Management Code of Ethics

3.            Improper Expenditures. No payment by or on behalf of WCM will be approved or made if any part of the payment is to be used for any purpose other than that described in the documents supporting the payment. Records will be maintained in reasonable detail that accurately and fairly reflect the transactions they describe and the disposition of any funds or property of WCM.

Any questions concerning the propriety of any use of WCM funds or property should be directed to the Chief Compliance Officer.

B.	Conflicts of Interest and WCM Opportunities.

It is not possible to provide a precise or comprehensive definition of a conflict of interest. However, one factor that is common to all conflict of interest situations is the possibility that an employee’s actions or decisions will be affected because of actual or potential differences between or among the interests of WCM, its affiliates or clients, and/or the employee’s own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to WCM, its affiliates or its clients or any gain to WCM or the employee, and irrespective of the motivations of the employee involved.

Employees should avoid other employment or business activities, including personal investments that interfere with their duties to WCM, divide their loyalty, or create or appear to create a conflict of interest. Each employee should promptly report any situation or transaction involving an actual or potential conflict of interest to the Chief Compliance Officer. The Chief Compliance Officer’s determination as to whether a conflict exists or is harmful shall be conclusive. Any conflict that the Chief Compliance Officer determines is harmful to the interests of clients or the interests or reputation of WCM must be terminated.

1.            Interest in Competitors, Clients or Suppliers. Except with the approval of the Chairman, President or the Chief Compliance Officer, no employee or member of his or her “Immediate Family” (including any relative by blood or marriage living in the employee’s household), shall serve as an employee, officer, director, or trustee of, or have a substantial interest in or business relationship with a competitor, client, or supplier of WCM (other than any Affiliate) that could create a divided loyalty or the appearance of one.

2.            Gifts and Entertainment. No employee or member of his or her Immediate Family shall solicit any gifts and entertainment (“G&E”) from anyone that does business with WCM. In their role as employee, no G&E may be given or received outside the ordinary course of business, except with the prior approval of the Chief Compliance Officer (or in his absence, the Chairman). For approval, e-mail the following information to the CCO and Chairman:

•	Date of Gift

•	Estimated Gift Value

•	Description of Gift

WCM Investment Management Code of Ethics

•	Name of Gift Recipient

•	Name of Gift Giver

•	Nature of Relationship between Giver and Recipient

G&E expenses above $250 incurred or received through the ordinary course of business (e.g., golf, meal) must be reported to the CCO within 30 business days. Reporting should follow the same e-mail format required for pre-approval.

3.            Interest in Transactions. No employee or a member of his or her Immediate Family shall engage in any transaction involving WCM if the employee or a member of his Immediate Family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee’s normal compensation), except as specifically authorized in writing by the Chief Compliance Officer.

4.            Outside Employment, Service as a Corporate Director. No employee shall be employed by, or accept any remuneration from, or perform any services for, any person or entity, including serving as a director of a company, trustee or general partner of a partnership, other than WCM or any Affiliate, except as specifically authorized in writing by the Chief Compliance Officer. In no event should any employee have any outside employment that might cause embarrassment to or jeopardize the interests of WCM, interfere with its operations, or adversely affect his or her productivity or that of other employees.

5.            Acting as a Registered Representative of a Broker-Dealer. An employee of WCM may not act as a Registered Representative of a Broker-Dealer.

6.     Diversion of WCM Business or Investment Opportunity. No employee shall acquire, or derive personal gain or profit from, any business or investment opportunity that comes to his or her attention as a result of his or her association with WCM, and in which he or she knows WCM or its clients might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to WCM, offering the opportunity to WCM or its clients, and receiving specific written authorization from the Chief Compliance Officer.

V. General Standards of Conduct in Dealing with Clients and Prospective Clients

 WCM employees must adhere to the following standards at all times:

A.            Fair and Equitable Treatment of Clients. All clients must be treated fairly and equitably. No client may be favored over another.

B.            No Guarantees Against Loss. No employee may guarantee a client against losses with respect to any securities investments or investment strategies.

WCM Investment Management Code of Ethics

C.            No Guarantees or Representations as to Performance. No guarantee may be made that a specific level of performance will be achieved or exceeded. Any mention of an investment’s past performance or value must include a statement that it does not necessarily indicate or imply a guarantee of future performance or value.

D.            No Legal or Tax Advice. No employee of WCM may give or offer any legal or tax advice to any client regardless of whether the employee offering such advice is qualified to do so.

E.            No Sharing in Profits or Losses. No employee may directly share in the profits or losses of a client’s account.

F.            No Borrowing From or Lending To a Client. No employee may borrow funds or securities from, or lend funds or securities to, any client of WCM without the written approval of the Chief Compliance Officer.

G.            Employees May Not Act as a Custodian or a Trustee of a Client. No employee may act as custodian of securities, money, or other funds or property of a client. In general, employees may not or act or serve as a trustee of a client; although exceptions may granted with the written approval of either the Chief Compliance Officer or the Chairman.

H.            Orders May Not Be Placed Through Unlicensed Broker-Dealers or Agents. No employee shall place an order to purchase or sell a security for a client through a broker-dealer or agent or any bank unless such broker-dealer or agent or bank is properly registered or is exempt from registration in the state in which the client resides.

I.            Executing Transactions or Exercising Discretion Without Proper Authorization. No employee shall execute any transaction on behalf of a client or exercise any discretionary power in effecting any transaction for a client account unless WCM has (i) obtained written authority from the client and (ii) authorized the employee’s execution of client transactions or exercise of discretionary authority with respect to that client.

VI. Protection of Material, Nonpublic and Other Confidential Information and Prevention of Insider Trading and Tipping

WCM Investment Management Code of Ethics

A.	Need for Policy.

WCM and its personnel have access to confidential information about clients ofWCM, investment advice provided to clients, securities transactions being effected for clients’ accounts and other sensitive information. In addition, from time to time, WCM or its personnel may come into possession of information that is “material” and “nonpublic” (each as defined below) concerning a company or the trading market for its securities.

It is unlawful for WCM or any of its employees to use such information for manipulative, deceptive or fraudulent purposes. The kinds of activities prohibited include “front-running,” “scalping” and trading on inside information. “Front-Running” refers to a practice whereby a person takes a position in a security in order to profit based on his or her advance knowledge of upcoming trading by clients in that security which is expected to affect the market price. “Scalping” refers to a similar abuse of client accounts, and means the practice of taking a position in a security before recommending it to clients or effecting transactions on behalf of clients, and then selling out the employee’s personal position after the price of the security has risen on the basis of the recommendation or client transactions.

Depending upon the circumstances, WCM and any employee involved may be exposed to potential insider trading or tipping liability under the federal securities laws if WCM or any employee advises clients concerning, or executes transactions in, securities with respect to which WCM possesses material, nonpublic information. In addition, WCM as a whole may be deemed to possess material, nonpublic information known by any of its employees, unless WCM has implemented procedures to prevent the flow of that information to others within WCM.

Section 204A of the Advisers Act requires that WCM establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by WCM and its employees. Violations of the laws against insider trading and tipping by WCM employees can expose WCM and any employee involved to severe criminal and civil liability. In addition, WCM and its personnel have ethical and legal responsibilities to maintain the confidences of WCM’s clients, and to protect as valuable assets confidential and proprietary information developed by or entrusted to WCM.

Although WCM respects the right of its employees to engage in personal investment activities, it is important that such practices avoid any appearance of impropriety and remain in full compliance with the law and the highest standards of ethics. Accordingly, employees must exercise good judgment when engaging in securities transactions and when relating to others information obtained as a result of employment with WCM. If an employee has any doubt whether a particular situation requires refraining from making an investment or sharing information with others, such doubt should be resolved against taking such action.

B.	General Policies and Procedures Concerning Insider Trading and Tipping.

WCM has adopted the following policies and procedures to: (i) ensure the propriety of employee trading activity; (ii) protect and segment the flow of material,

WCM Investment Management Code of Ethics

nonpublic and other confidential information relating to client advice and securities transactions, as well as other confidential information; (iii) avoid possible conflicts of interest; and (iv) identify trades that may violate the prohibitions against insider trading, tipping, front-running, scalping and other manipulative and deceptive devices prohibited by federal and state securities laws and rules.

No employee of WCM shall engage in transactions in any securities while in possession of material, nonpublic information regarding such securities (so called “insider trading”). Nor shall any employee communicate such material, nonpublic information to any person who might use such information to purchase or sell securities (so called “tipping”). The term “securities” includes options or derivative instruments with respect to such securities and other securities that are convertible into or exchangeable for such securities.

1.            “Material.” The question of whether information is “material” is not always easily resolved. Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the securities in question, or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved. Common, but by no means exclusive, examples of “material” information include information concerning a company’s sales, earnings, dividends, significant acquisitions or mergers and major litigation. So called “market information,” such as information concerning an impending securities transaction may also, depending upon the circumstances, be “material.” Because materiality determinations are often challenged with the benefit of hindsight, if an employee has any doubt whether certain information is “material,” such doubt should be resolved against trading or communicating such information.

2.            “Nonpublic.” Information is “nonpublic” until it has been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the SEC or press releases issued by the issuer of the securities, or reference to such information in publications of general circulation such as The Wall Street Journal or other publisher.

3.            “Advisory Information.” Information concerning: (i) specific recommendations made to clients by WCM; or (ii) prospective securities transactions by clients of WCM (“Advisory Information”) is strictly confidential. Under some circumstances, Advisory Information may be material and nonpublic.

4.            Prohibitions. In the handling of information obtained as a result of employment with WCM and when engaging in securities transactions, WCM employees:

 Shall not disclose material, nonpublic or other confidential information (including Advisory Information) to anyone, inside or outside WCM (including Immediate Family members), except on a strict need-to-know basis and under circumstances that make it

WCM Investment Management Code of Ethics

reasonable to believe that the information will not be misused or improperly disclosed by the recipient;

    Shall refrain from recommending or suggesting that any person engage in transactions in any security while in possession of material, nonpublic information about that security;

    Shall abstain from transactions for their own personal accounts or for the account of any client, in any security while in possession of material, nonpublic information regarding that security; and

    Shall abstain from personal transactions in any security while in possession of Advisory Information regarding that security, except in compliance with the pre-clearance requirements of Section VII below.

C.	Protection of Material, Nonpublic Information.

No WCM employee shall intentionally seek, receive or accept information that he believes may be material and nonpublic except with the written approval of, and subject to any and all restrictions imposed by, the Chief Compliance Officer.

On occasion, a company may, as a means to seek investors in restricted or private-placement securities issued by it, send to WCM materials that contain material, nonpublic or other confidential information. Typically, such materials will be accompanied by a transmittal letter (and an inner, sealed package) that indicates the confidential nature of the enclosed materials and that the opening of the inner package constitutes an agreement to maintain the confidentiality of the information. In this circumstance, any WCM employee receiving any such materials should not open the inner package, but should immediately consult with the Chief Compliance Officer.

In the event that a WCM employee should come into possession of information concerning any company or the market for its securities that the employee believes may be material and nonpublic, the employee should notify the Chief Compliance Officer immediately. In addition, such employee shall refrain from either disclosing the information to others or engaging in transactions (or recommending or suggesting that any person engage in transactions) in the securities to which such information relates, without the prior written approval of the Chief Compliance Officer.

D.	Protection of Other Confidential Information.

Information relating to past, present, or future activities of WCM, its affiliates or clients that has not been publicly disclosed shall not be disclosed to persons, within or outside of WCM, except for a proper WCM purpose. Employees are expected to use their own good judgment in relating to others information in these areas.

In addition, information relating to another employee’s medical, financial, employment, legal, or personal affairs is confidential and may not be disclosed to any person, within or outside of WCM, without the employee’s consent or for a proper purpose authorized by the Chief Compliance Officer or an officer of WCM.

WCM Investment Management Code of Ethics

E.	Procedures To Safeguard Material, Nonpublic and Other Confidential Information.

In the handling of material, nonpublic and other confidential information, including Advisory Information, WCM employees shall take appropriate steps to safeguard the confidentiality of such information. Although WCM’s offices are not generally open to the public or unannounced visitors, employees must still take precautions to avoid storing nonpublic personal information in plain view in potentially public areas of WCM’s offices. Furthermore, employees must remove nonpublic personal information from conference rooms, reception areas and other areas when not in use and always prior to a visit by any third party. Particular care should be exercised when nonpublic personal information must be discussed or reviewed in public places such as restaurants, elevators, taxicabs, trains or airplanes, where that information may be overheard or observed by third parties.

VII. Rules Governing Personal Securities Transactions by WCM Employees

The personal investing activities of all WCM personnel must be conducted in a manner to avoid actual or potential conflicts of interest with WCM’s clients and WCM itself. No employee of WCM may use his or her position with WCM or any investment opportunities they learn of because of his or her position with WCM to the detriment of WCM’s clients or WCM.

The following policies and procedures were adopted to meet WCM’s responsibilities to clients and to comply with SEC rules. Violations may result in law enforcement action against WCM and its employees by the SEC or state regulators and/or disciplinary action by WCM against any employee involved in the violation, including termination of employment.

All employees should read these requirements carefully and be sure that they are understood. It is particularly important to understand and accept that these pre-clearance requirements may mean that an employee will be prohibited from purchasing or selling a particular security because of client interest in that security. This restriction on an employee’s ability to sell a security can have a harsh impact on individual employees and their Immediate Family members.

A.	Who is Covered by These Requirements?

All officers, directors and employees of WCM and members of their Immediate Family who reside in their household are subject to WCM’s policies and procedures governing personal securities transactions, with the limited exceptions noted below.

WCM Investment Management Code of Ethics

B.	What Accounts and Transactions Are Covered?

These policies and procedures cover all personal securities accounts and transactions of each WCM officer, director or employee. Also covered are all securities and accounts in which a WCM officer, director or employee has “beneficial ownership.” For purposes of these requirements, “beneficial ownership” has the same meaning as in Securities Exchange Act Rule 16a-1(a)(2). Generally, a person has beneficial ownership of a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest in the security. A transaction by or for the account of an Immediate Family member (living in the same home with an employee) is considered the same as a transaction by the employee.

According to SEC guidelines, the following exemption is permissible. WCM can trade securities for any of the WCM employee accounts as long as the securities are bunched with client trades. The WCM securities in the bunch are cost averaged or settled at the worst price of the day. All employee trades must bear the fiduciary responsibility of putting the clients’ interests first.

C.	What Securities are Covered by These Requirements?

All securities (and derivative forms thereof including options and futures contracts) are covered by these requirements except: (1) direct obligations of the U.S. government (e.g., treasury securities); (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; (3) shares issued by money market funds; (4) shares of open-end mutual funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, including exchange-traded funds (ETFs).

D.	What Transactions are Prohibited by these Requirements?

1.            Front-Running or Scalping. WCM employees are not permitted to “front-run” any securities transaction of a client or WCM, or to “scalp” by making securities recommendations for clients with the intent of personally profiting from personal holdings of or transactions in the same or related securities.

2.            Short Sales of a Security Held by a Client. No WCM employee may sell short any security held in a client’s account managed by WCM.

3.            Use of Confidential or Material, Non-Public Information. A WCM employee may not buy or sell any security if he or she has material, non-public information about the security or the market for the security obtained in the course of his or her employment with WCM or otherwise, without first reporting the information to the Chief Compliance Officer and obtaining the Chief Compliance Officer’s prior approval for the trade.

4.            Disclosure of Personal Holdings. When making or participating in a decision to buy or sell a security for any WCM client through their involvement in the Investment Strategy Group (ISG), a WCM employee must disclose to the Chief

WCM Investment Management Code of Ethics

Compliance Officer any personal holdings, or holdings by any Immediate Family member who shares the same household as the employee, of the same or a related security or derivative.

E.	Personal Securities Transactions Which Must Be Pre-cleared.

Before placing any order to purchase or sell any security, or otherwise acquiring or disposing of a security, including participation in Initial Public Offerings (“IPO”) and limited or private offerings, a WCM employee must first pre-clear the transaction with WCM’s Chief Compliance Officer, except as specifically noted below:

Pre-clearance is not required for –

1.	U.S. government securities;
2.	U.S. government agency securities;
3.	shares of any open-end mutual funds and securities of any other registered investment company, e.g., closed-end funds or unit investment trusts, not affiliated with WCM;
4.	high quality short-term debt instruments, such as bankers’ acceptances, commercial paper, repurchase agreements and bank certificates of deposit;
5.	purchases through automatic reinvestment of dividends pursuant to a dividend reinvestment plan;
6.	involuntary acquisitions or dispositions of securities, such as by inheritance or court-order upon divorce;
7.	transactions effected for any account or entity over which the employee does not have or share investment control, such as a “blind trust”;
8.	transactions in securities through an employer sponsored or other tax qualified employee benefit plan, such as a 401(k) plan;
9.	purchase or sales resulting from the exercise or assignment of options;
10.	such other securities or transactions as may be added to this list of exceptions in writing by the Chief Compliance Officer.

F.	Obtaining Pre-Clearance.

To obtain pre-clearance, an employee must e-mail the following information to the Chief Compliance Officer and Chairman:

(1)	Date of Proposed Transaction

(2)	Security Name

(3)	Security Ticker

WCM Investment Management Code of Ethics

(4)	Security Type (e.g., common stock)

(5)	Amount (e.g., # of shares)

(6)	Transaction Type (e.g., purchase, sale)

(7)	Broker Dealer Name

(8)	Average Trading Volume

(9)	Name of Account In Which Transaction Will Take Place

Normally, the Chief Compliance Officer (or, in his absence, the Chairman) will respond to pre-clearance requests on the same or the next business day following receipt. However, failure to receive a response within this time frame does not mean that an employee may trade. Pre-clearance must be received before any transaction is made.

The Chief Compliance Officer will decide to approve or disapprove a pre-clearance request on the basis of: the general policies set forth in this Code; the requirements of applicable law; the timing of the proposed transaction in relation to transactions made or contemplated for clients of WCM; the nature of the security and transaction involved; and the potential for conflicts with the interests of clients or WCM, or the appearance of such conflicts. Generally, approval will be granted when the shares traded in a security are less than 0.1% of its average daily volume (as measured over the most recent three months). For proposed trades in excess of this threshold, clearance will generally be denied until after all client trades have taken place or client interest has been withdrawn.

“Client interest,” stated above, means any pending client accounts in which the desired securities will be purchased or sold. Situations have arisen where client accounts have remained pending for several days or even weeks for one or more of the following (among other) reasons:

a.    The accounts are still pending at the custodian or referring broker-dealer, out of the control of WCM personnel.

b.    The accounts are approved for trading, but the portfolio team at WCM has determined that trades in these accounts should be suspended until a more favorable time.

A clearance is generally good for 1 trading day, but may be extended by the Chief Compliance Officer for hardship. An exception is hereby made for a hardship situation (the “Hardship Exception”) as follows:

a.      Where it appears that client interest will remain pending for at least 24 hours (and all other conditions for pre-clearance are met), the Chief Compliance Officer may approve employee trades in stocks held, purchased or sold for WCM clients under the conditions provided herein (the “Conditions”).

b.      The Conditions for the Hardship Exception shall be as follows:

(1)            Where the employee seeking the exception is not the Chief Investment Officer (CIO) of WCM the Chief Compliance Officer shall obtain a ruling from the CIO stating that client accounts (including

WCM Investment Management Code of Ethics

pending client interest) will not be adversely affected by allowing the Hardship Exception.

(2)           Where the employee seeking the exception is the CIO, the Chief Compliance Officer shall obtain a ruling from the Chairman of WCM stating that client accounts (including pending client interest) will not be adversely affected by allowing the Hardship Exception. If the Chairman is not available in a reasonable amount of time, the Chief Compliance Officer shall have the ability to make this ruling on his or her own.

The Chief Compliance Officer shall keep a record of each pre-clearance request received, showing the date and disposition made of it, including any extension of the clearance period. Response to pre-clearance requests will be e-mailed to the employee and copied to WCM Principals.

Failure to obtain pre-clearance places the firm at risk, therefore is a consequential matter. In the event an employee fails to obtain pre-clearance, they will be notified in writing. A pattern of frequent offenses indicates a disregard for the Code and will result in termination.

G.	Reports of Securities Holdings and Identification of Securities Accounts.

Each WCM employee must file a complete report of all of his or her personal securities holdings (including holdings of Immediate Family members residing in the same household as the employee), with the exception of U.S. Government securities and shares of open-end funds not affiliated with WCM (1) at least annually and (2) in the case of new employees, at or before starting work at WCM. This report is to be filed by completing the Report of Initial, Annual and Updated Disclosure of Personal Securities Holdings (Form D), found at Attachment 3 in the Compliance Manual. Duplicate brokerage statements may be provided in lieu of filing this report. The initial holdings report must be current as of no more than 45 days prior to the person becoming an Access Person (new employee). Thereafter, annual holdings reports must be current as of 45 days prior to the reporting date (year-end).

In addition, each WCM employee must disclose to WCM each securities account in which the employee has a “beneficial interest” by completing the Notification of Securities Account (Form E) found at Attachment 3.

The report of personal securities holdings and the report of each securities account in which the employee has a “beneficial interest” will be reviewed by the Chief Compliance Officer. The reports of the Chief Compliance Officer will be reviewed by the Chairman.

H.	Reporting of Securities Transactions.

SEC rules impose strict requirements on WCM and its employees with respect to the reporting of personal securities transactions. Except for U.S. government securities and shares of unaffiliated open-end funds, SEC rules currently require all securities

WCM Investment Management Code of Ethics

transactions, including those excepted from WCM’s pre-clearance requirements, to be reported to WCM on a quarterly basis.

A transaction report must be filed with WCM no later than 30 days after the end of each calendar quarter as required by the SEC. The report must describe each personal securities transaction effected during the quarter. The report must be signed and dated by the reporting person and include a complete response to each item of information sought on the Personal Securities Transactions Report (Form C) found at Attachment 3 in the Compliance Manual. Even if there are no transactions to report in a calendar quarter, the employee must check the “no transactions to report” box on the Report Form, sign and date the Report and return it to the Chief Compliance Officer by the reporting deadline. Duplicate brokerage statements may be provided in lieu of filing this report.

The Chief Compliance Officer shall be responsible for distributing Personal Securities Transaction Report forms to each WCM employee for whom they are required at the end of each calendar quarter and for ensuring that all employees have filed the required reports on a timely basis. Late filings are not acceptable and can lead to disciplinary action against an employee, including possible termination. Reporting of all personal securities transactions is required by SEC rule, and violations of this rule cannot and will not be tolerated by WCM.

I.	Confidentiality of Personal Securities Information.

Access to reports of personal securities transactions, securities holdings and accounts and duplicate confirmations and account statements will be restricted to the Chief Compliance Officer and such other persons as WCM may designate to assist the Chief Compliance Officer with review of the reports and pre-clearance. All such materials will be kept confidential, subject to the right of inspection by the SEC or other government agencies, and WCM’s Principals.

J.	Waivers.

The Chief Compliance Officer may, in his or her discretion, after consultation with the Chairman, waive compliance by any person with any of the restrictions and pre-clearance requirements set forth herein, if the Chairman finds that such a waiver: (i) is necessary to alleviate hardship in view of unforeseen circumstances or is otherwise appropriate under all of the relevant facts and circumstances; (ii) will not be inconsistent with the purposes of WCM’s policies and procedures governing personal securities transactions; (iii) will not adversely affect the interests of clients or WCM; and (iv) is not likely to permit a transaction or conduct that would violate provisions of applicable laws or rules.

Waivers may not be granted for the quarterly transaction reports required by SEC rules.

Any waiver shall be in writing, be signed and dated by the Chief Compliance Officer and shall state the basis for the waiver. The Chief Compliance Officer shall

WCM Investment Management Code of Ethics

promptly send a copy of the waiver to the Chairman and shall maintain the original in the Compliance Department’s files.

VIII. Protection of Confidential Information Concerning Client Recommendations, Advice, or Trading and “Chinese Wall” Procedures

WCM has adopted the following policies and procedures to limit access to Advisory Information to those of WCM’s officers, directors and employees who have a legitimate need to know that information:

A.	Designation of Advisory Persons.

The Chief Compliance Officer shall designate as “Advisory Persons” those of WCM’s employees who make or participate in decisions as to what advice or recommendations should be given to clients or what securities transactions should be effected for client accounts, whose duties or functions relate to the making of such recommendations or who otherwise have a legitimate need to know information concerning such matters. The Chief Compliance Officer shall maintain, and update periodically, a list of such “Advisory Persons.” In general, it is the firm’s policy to designate all employees as Advisory Persons.

B.	Obligations of Advisory Persons.

In the handling of Advisory Information, Advisory Persons shall take appropriate measures to protect the confidentiality of such information. Specifically, Advisory Persons shall refrain from:

•
Disclosing Advisory Information to anyone other than another Advisory Person, inside or outside of WCM (including any employee of an affiliate); except on a strict need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient; and

•	Engaging in transactions — or recommending or suggesting that any person (other than a WCM client) engage in transactions — in any security to which the Advisory Information relates.

C.	General Policy Concerning Non-Advisory Persons.

As a general matter, no employee of WCM (other than those employees who are designated as Advisory Persons) or any employee of an affiliate of WCM should seek or obtain access to Advisory Information. In the event that an employee of WCM (other than an employee who is designated as an Advisory Person) should come into possession of Advisory Information, he or she should refrain from either disclosing the information to others or engaging in transactions (or recommending or suggesting that any person engage in transactions) in the securities to which such information relates. In the event

WCM Investment Management Code of Ethics

that an employee of an affiliate of WCM obtains Advisory Information, he or she should promptly notify the Chief Compliance Officer.

IX. Monitoring Compliance with Insider Trading and Tipping Policies and Procedures and Effectiveness of “Chinese Wall” Procedures

The Chief Compliance Officer or employee designated by the Chairman to assist the Chief Compliance Officer shall review duplicate account statements for employee accounts. This review is designed to: (i) ensure the propriety of the employee’s trading activity (including whether pre-approval was obtained as required by Section VI above); (ii) avoid possible conflict situations; and (iii) identify transactions that may violate the prohibitions regarding insider trading and manipulative and deceptive devices contained in the federal and state securities laws and SEC rules. The Chief Compliance Officer or his or her designated assistant shall indicate his or her review of reports by initialing and dating them.

The Chief Compliance Officer shall report immediately to the Chairman any findings of possible irregularity or impropriety.

WCM Investment Management Code of Ethics

Annual Acknowledgement by Employee of
Code of Ethics of WCM Investment Management

To:	David A. Brewer
Chief Compliance Officer
WCM INVESTMENT MANAGEMENT
281 Brooks Street
Laguna Beach, CA 92651

I hereby acknowledge receipt of a copy of WCM INVESTMENT MANAGEMENT’S CODE OF ETHICS (“Code”), which I have read and understand. I will comply fully with all provisions of this Code. I understand that any violation of this Code, including engaging in a prohibited transaction or failure to file reports as required, may subject me to civil, criminal or other legal actions by government authorities or disciplinary action by the firm, including termination of my employment. I am not aware of any pending proceeding, investigation or inquiry that could lead to any such event. I agree to notify the Chief Compliance Officer immediately if I become aware of any of the foregoing kinds of disciplinary or legal events. I understand that the Firm may terminate my employment if I have failed to disclose any such legal or disciplinary event to the Firm or I am the subject of such an event at any future time.

 I acknowledge that I have disclosed to the CCO all Securities Accounts in which I or Immediate Family members residing in my household have a “beneficial interest” as described by this Code.

SIGNATURE: _____________________________________________

PRINTED NAME: _________________________________________

DATE: ___________________________________________________